Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (i) on Form S-3/A (No. 333-158215) and in the related Prospectus; (ii) on Form S-3 (No. 333-169495) and in the related Prospectus; (iii) on Form S-3 (No. 333-143450) pertaining to the One Liberty Properties, Inc. Dividend Reinvestment Plan; (iv) on Form S-8 (No. 333-107038) pertaining to the One Liberty Properties, Inc. 2003 Incentive Plan, and (v) on Form S-8 (No. 333-160326) pertaining to the One Liberty Properties, Inc. 2009 Incentive Plan of our report dated March 12, 2010 (except Note 4, as to which the date is December 28, 2010) with respect to the consolidated financial statements and schedule of One Liberty Properties, Inc. and Subsidiaries included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP
New York, New York
December 28, 2010